Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2009 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Einstein Noah Restaurant Group Inc., on Form 10-K for the year ended December 30, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Einstein Noah Restaurant Group, Inc. on Forms S-8 (File No. 333-133531, effective April 25, 2006; File No. 333-140791, effective February 20, 2007; File No. 333-142573, effective May 3, 2007; and File No. 333-156663, effective January 9, 2009) and Form S-1 (File No. 333-142004, effective June 7, 2007).

/s/ GRANT THORNTON LLP

Denver, Colorado
March 2, 2009